Exhibit 10.1

QUINSTREET, INC.

2010 NON-EMPLOYEE DIRECTORS’ STOCK AWARD PLAN

DEFERRED RESTRICTED STOCK UNIT AGREEMENT

Pursuant to the Restricted Stock Unit (RSU) Grant Notice (“Grant Notice”) and this Restricted Stock Unit Agreement (this “Agreement”), QuinStreet, Inc. (the “Company”) has granted you a Restricted Stock Unit Award under its 2010 Non-Employee Directors’ Stock Award Plan (the “Plan”) representing the right to receive the number of shares of the Company’s Common Stock indicated in the Grant Notice on the terms and conditions set forth herein and in the Grant Notice. Defined terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan.

The details of your Restricted Stock Unit Award are as follows:

1. VESTING. Subject to the limitations contained herein, your Restricted Stock Unit Award will vest as provided in your Grant Notice, provided that vesting will cease upon the termination of your Continuous Service. Immediately upon termination of your Continuous Service for any reason, any unvested portion of the Restricted Stock Unit Award shall be forfeited without consideration. In addition, if the Company is subject to a Change in Control before your Continuous Service terminates, then all of the unvested shares subject to your Restricted Stock Unit Award shall become fully vested immediately prior to the effective date of such Change in Control.

2. CONVERSION INTO SHARES. As a condition to any issuance of shares of Common Stock, you shall have satisfied your Tax Obligations as specified in this Agreement and shall have completed, signed and returned any documents and taken any additional action that the Company deems appropriate to enable it to accomplish the delivery of such shares. In no event will the Company be obligated to issue a fractional share.

(a) No Deferral Election. If you have not made a valid deferral election, shares of Common Stock will be issued at the end of the applicable year of service (or, to the extent not administratively feasible, as soon as practicable thereafter).

(b) Deferral Election. If you have made a valid deferral election, shares of Common Stock will be issued on the first to occur of the following:

(i) the next January 1 following the termination of your Continuous Service;

(ii) a Change in Control; provided that for avoidance of doubt, as provided in the Plan, a Change in Control for this purpose shall be limited to those events that would also qualify under Section 409A as a “change in effective control” of the Company, “change in ownership” of the Company or “change in a substantial portion” of the Company’s assets; or

(iii) your death.

3. TAX TREATMENT.

(a) Responsibility for Tax Obligations. Regardless of any actions taken by the Company, you will be ultimately responsible for any withholding tax liabilities, whether as a result of federal, state or other law and whether for the payment and satisfaction of any income tax, social security tax, payroll tax, or payment on account of other tax related to withholding obligations that arise by reason of the Restricted Stock Unit Award, incurred in connection with the Restricted Stock Unit Award becoming vested and Common Stock being issued, or otherwise incurred in connection with the Restricted Stock Unit Award (collectively, “Tax Obligations”).

(b) Short-Term Deferral. Except as provided in Section 2(b) hereof, the Restricted Stock Unit Award is intended to qualify for the short-term deferral exception to Section 409A of the Code described in the regulations promulgated thereunder, and therefore shares of Common Stock will be issued within 2 1⁄2 months after the taxable year in which the applicable portion of the Restricted Stock Unit Award is no longer subject to a substantial risk of forfeiture.

(c) Section 409A. In the event that a deferral election has been made under Section 2(b) hereof:

(i) For purposes of this Agreement, “termination of Continuous Service” or similar terms shall mean a “separation from service” as defined under Section 409A of the Code.

(ii) If on the date of your separation from service, you are a “specified employee” (as determined in accordance with Section 409A(a)(2)(B)(i) of the Code and the final regulations thereunder), then to the extent required under Section 409A of the Code, no shares shall be issued hereunder before the date which follows 6 months after the date of such separation or earlier in the event of death or a Change in Control as defined in Section 2(b).

(iii) To the extent applicable, this Agreement and any deferral election form shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of this Agreement or any election form to the contrary, in the event that the Company determines that any amounts hereunder may not be either exempt from or compliant with Section 409A of the Code, the Company may in its sole discretion adopt such amendments to this Agreement and any election form, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to (i) exempt such amounts from Section 409A of the Code and/or preserve the intended tax treatment of such amounts, or (ii) comply with the requirements of

Section 409A of the Code and related Department of Treasury guidance; provided, however, that nothing herein shall create any obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action.

4. SECURITIES LAW COMPLIANCE. Notwithstanding anything to the contrary contained herein, the Company shall not be obligated to deliver any Common Stock during any period when the Company determines that the conversion of any portion of the Restricted Stock Unit Award or the delivery of shares hereunder would violate any federal, state or other applicable laws and/or may issue shares subject to any restrictive legends that, as determined by the Company’s counsel, is necessary to comply with securities or other regulatory requirements.

5. RESTRICTIONS ON TRANSFER OF AWARDS. You understand and agree that the Restricted Stock Unit Award may not be sold, given, transferred, assigned, pledged or otherwise hypothecated.

6. CAPITALIZATION ADJUSTMENTS. The number of shares of Common Stock subject to your Restricted Stock Unit Award may be adjusted from time to time for Capitalization Adjustments.

7. NO STOCKHOLDER RIGHTS. You will have no voting or other rights as the Company’s other stockholders with respect to the shares of Common Stock underlying the Restricted Stock Unit Award until issuance of such shares.

8. DIVIDEND EQUIVALENT UNITS. Unless otherwise determined by the Compensation Committee of the Company’s Board of Directors in its sole discretion, you shall not have any rights to dividends or dividend equivalents in the event that the Company pays a cash dividend to holders of Common Stock generally.

9. AWARD NOT A SERVICE CONTRACT. Your Restricted Stock Unit Award is not an employment or service contract, and nothing in your Restricted Stock Unit Award shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment. In addition, nothing in your Restricted Stock Unit Award shall obligate the Company or an Affiliate, their respective stockholders, Boards of Directors, Officers or Employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate.

10. NOTICES. Any notices provided for in your Restricted Stock Unit Award or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

11. PARACHUTE PAYMENTS.

(a) If any payment or benefit you would receive pursuant to a Change in Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: reduction of cash payments; cancellation of accelerated vesting of equity awards; reduction of employee benefits. In the event that acceleration of vesting of equity awards compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of your equity awards (i.e., earliest granted equity award cancelled last).

(b) The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

(c) The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to you and the Company within fifteen (15) calendar days after the date on which your right to a Payment is triggered (if requested at that time by you or the Company) or such other time as requested by you or the Company. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish you and the Company with an opinion reasonably acceptable to you that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon you and the Company.

12. GOVERNING PLAN DOCUMENT. Your Restricted Stock Unit Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Restricted Stock Unit Award, and is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your Restricted Stock Unit Award and those of the Plan, the provisions of the Plan shall control.

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